Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION OF

OMADA HEALTH, INC.

Omada Health, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2011.

2. This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) herein certified was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law and the requisite stockholders of the Corporation have given their written consent in accordance with Section 228 of the General Corporation Law.

3. Article IV, Section A, of the Restated Certificate shall be amended and restated to read in its entirety as follows:

“A.  Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 302,189,139. The total number of shares of common stock authorized to be issued is 181,500,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 120,689,139, par value $0.001 per share (the “Preferred Stock”), 12,027,426 of which shares are designated as “Series A Preferred Stock”, 19,724,378 of which shares are designated as “Series B Preferred Stock”, 15,385,707 of which shares are designated as “Series C Preferred Stock”, 13,357,797 of which shares are designated as “Series C-1 Preferred Stock”, 22,330,212 of which shares are designated as “Series D Preferred Stock”, 4,503,601 of which shares are designated as “Series D-1 Preferred Stock” and 33,360,018 of which shares are designated as “Series E Preferred Stock”.”

4. All other provisions of the Restated Certificate shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Restated Certificate to be duly executed as of the 13th day of June, 2023.

By:	/s/ Sean Duffy
Name:	Sean Duffy
Title:	Chief Executive Officer